SIGNATURE
EXHIBIT INDEX
39th General Election - Preliminary Results

FORM 18-K/A
AMENDMENT NO. 1
For Foreign Governments and Political Subdivisions Thereof
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
ANNUAL REPORT
of
CANADA
(Name of Registrant)
Date of end of last fiscal year: March 31, 2005
SECURITIES REGISTERED *
(As of the close of the fiscal year)

	Amounts as to	Name of
	Which registration	exchanges on
Time of Issue	Is effective	which registered
N/A	N/A	N/A

Name and address of person authorized to receive notices
and communications from the Securities and Exchange Commission:
HIS EXCELLENCY FRANCIS JOSEPH McKENNA
Canadian Ambassador to the United States of America
Canadian Embassy
501 Pennsylvania Avenue, N.W.
Washington, D.C. 20001
Copies to:

ROB STEWART Director Financial Markets Division Department of Finance, Canada 20th Floor, East Tower L’Esplanade Laurier 140 O’Connor Street Ottawa, Ontario K1A 0G5	DAVID MURCHISON Consul Consulate General of Canada 1251 Avenue of the Americas New York, N.Y. 10020	ROBERT W. MULLEN, JR. Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, N.Y. 10005

*	The Registrant is filing this amendment to its annual report on a voluntary basis.

     This amendment to Canada’s Annual Report on Form 18-K for the year ending March 31, 2005 is being filed to include Exhibit C-5.
     This amendment to Canada’s annual report comprises:
(a)	Pages numbered 1 to 4 consecutively.
(b)	The following exhibit:

Exhibit C-5:	39th General Election — Preliminary Results (Published by Elections Canada, dated February 15, 2006).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to its annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Ottawa, Canada, on the 15th day of February, 2006.

CANADA
By:	/s/ Rob Stewart
Rob Stewart Director
Financial Markets Division Financial Sector Policy Branch Department of Finance, Canada

EXHIBIT INDEX
Exhibit No.

C-5:	39th General Election — Preliminary Results (Published by Elections Canada, dated February 15, 2006).